Exhibit 99.2

PDL BioPharma, Inc.

Transcript of Q2 2007 Financial Results Conference Call

CORPORATE PARTICIPANTS

Ami Knoefler

PDL BioPharma – Corporate and Investor Relations

Andrew Guggenhime

PDL BioPharma – Chief Financial Officer

Mark McDade

PDL BioPharma – Chief Executive Officer

CONFERENCE CALL PARTICIPANTS

Joel Sendek

Lazard Frères & Co.- Analyst

Geoff Meacham

JPMorgan - Analyst

Mark Monane

Needham & Co. - Analyst

Bret Holley

CIBC World Markets - Analyst

George Farmer

Wachovia Securities - Analyst

Phil Nadeau

Cowen and Co. - Analyst

Thomas McGahren

Merrill Lynch - Analyst

Daniel Loeb

Third Point LLC

Jennifer Chao

Deutsche Bank - Analyst

Gabe Hoffmann

Accipiter

PRESENTATION

Operator

Good day and welcome to the PDL BioPharma second quarter financial results conference call. Today’s call is being recorded. For opening remarks and introductions, I would now like to turn the call over to Ms. Ami Knoefler, PDL’s head of Corporate and Investor Relations. Please go ahead.

Ami Knoefler:

Good afternoon and welcome to PDL’s conference call and webcast.

Before we begin, let me remind you that the information we will cover today contains forward-looking statements regarding our financial performance, clinical milestones and other matters, and our actual results may differ materially from those expressed or implied in the forward-looking statements. Factors that may cause differences between current expectations and actual results are described in our filings with the Securities & Exchange Commission, copies of which may be obtained at the investor section of our website at pdl.com. The forward-looking statements made in this presentation should be considered accurate only as of the date of this conference call and, although we may elect to update forward-looking statements from time to time in the future, we specifically disclaim any duty or obligation to do so, even as new information becomes available or other events occur in the future.

Our discussion today will include the presentation of non-GAAP measures of our performance and forward-looking guidance in addition to our GAAP financial information. We believe that these non-GAAP financial measures are useful to investors because they provide added insight into our performance by focusing on our ongoing operations, and management uses these non-GAAP financial measures for our own internal measurement purposes. Please consider these non-GAAP financial measures as a supplement to, not as a substitute for, our GAAP financial measures. For a reconciliation between the non-GAAP financial measures we will present on this call and our most directly comparable GAAP financial measures, please consult the press release we issued this afternoon, which is also available in the investor section of our website at pdl.com.

Our agenda for today’s call will include an overview of our second quarter and first half 2007 financial results from Andrew Guggenhime, our CFO, followed by an update on our overall business from Mark McDade, our CEO. To enable us to respond to as many of your questions as possible, we’ll be pausing at two points during the call for brief Q&A sessions: once following Andrew’s review of the quarter and a final Q&A session following Mark’s comments. Each participant will be allotted one question plus a relevant follow-up on that topic. I will now turn the call over to Andrew.

Andrew Guggenhime:

Thanks, Ami, and good afternoon everyone.

Our second quarter was characterized by strong revenue growth and significant GAAP-positive earnings, so I’m pleased to review our results for the period and provide an update on our 2007 financial outlook.

In the second quarter of 2007, total revenues were $138.0 million, a 32% increase over $104.3 million recognized in the second quarter of 2006. This increase was driven by record royalty revenues and continued growth in product sales of Cardene, our acute anti-hypertensive franchise.

Net product sales increased 25% year-over-year to $49.0 million in the second quarter of 2007 from $39.0 million in the same period of 2006. Net sales during the second quarter of 2007 were reduced by $2.6 million due to the net impact of changes in product returns reserve estimates.

The growth in our product sales continues to be led by Cardene, which recorded net sales of $40.5 million in the second quarter of 2007, a 66% increase over the same period of 2006. This $16.1 million increase was primarily due to increased sales volume of Cardene IV, driven principally by unit volume growth and, to a lesser degree, the net impact of changes in return reserve rates in the second quarter of 2007 compared to the same quarter of 2006. In the second quarter of 2007, due to a reduction in Cardene product returns in recent periods, we lowered our return reserve rate, resulting in a $3.0 million increase in Cardene net product sales during the quarter. In the second quarter of 2006, we also recorded a change in our returns reserve rate for Cardene, but to increase returns reserves at that time, which lowered Q2 2006 Cardene net product sales by $2.9 million.

IV Busulfex, our conditioning agent used in bone marrow transplantation, continues to grow year-over-year. Net sales of IV Busulfex increased 16% to $7.6 million in the second quarter of 2007 from $6.6 million. Total growth of the product continues to be led by our distributor sales growth outside the US and, in connection with our efforts to expand the territories in which this product is available to patients, we recently signed a distribution agreement with Pierre Fabre to expand IV Busulfex into Latin America. Further, this week, we launched a new vial formulation of IV Busulfex, initially in the United States, designed for easier administration and convenience for hospital staff.

Our third product, Retavase, is a novel thrombolytic for use in acute myocardial infarctions, or AMI. Retavase net sales for the second quarter of 2007 were $0.9 million, compared to $8.1 million for the same period of 2006. Due to an increase in Retavase product returns in recent periods, we increased our reserve rates in the second quarter of 2007, which reduced Retavase net product sales by $5.6 million. The decrease in Retavase net product sales as compared to the second quarter of 2006 was due to reduced unit volume and the net impact of the changes in reserve rates in Q2 2007 as compared to 2006.

Inventory levels for all of our products in the wholesaler channel continue to remain quite steady and well within industry standards and our corporate policies.

Our royalty revenues from our antibody humanization technology reached record levels in the second quarter of 2007. Total royalties grew 48% as compared to the same period last year, increasing to $79.8 million from $54.0 million. This growth was expected, based on higher underlying sales of our licensees’ royalty-bearing products, which reached over $10 billion on an annualized basis in the first quarter of 2007. Genentech’s Herceptin, Lucentis and Avastin products were the primary drivers of the underlying royalty sales growth.

As compared to the first quarter of 2007, total royalties grew 64%, an increase primarily due to the impact of the tiered fee structure which drives the calculation of payments in our licensing agreement with Genentech. As we’ve discussed previously, payments from Genentech under the tiered fee structure reset back to the first and highest tier in Q1 of every year. As we recognize our royalty revenues one quarter in arrears, this annual reset results in our highest effective royalty rate for the year coming in the second quarter of our fiscal year.

As a reminder, because of the impact of the tiered fee structure and the seasonality of Synagis, we expect our royalties in each of the third and fourth quarters of this year to be lower than this most recent second quarter.

Our license, collaboration and other revenues recognized in the second quarter of 2007 decreased to $9.2 million from $11.3 million in the same period of 2006, reflecting a reduction in R&D services reimbursement revenue related to our collaborations. This reduction was partially offset by higher license and milestone revenue from collaborations because of the acceleration of previously deferred revenue related to our agreement with Roche to co-develop daclizumab for asthma and transplant maintenance, which ended in April 2007.

On the costs and expenses side, I will summarize the key items, focusing primarily on our non-GAAP results, although I will highlight our GAAP net income, as we were profitable for both the second quarter and first half of 2007 on a GAAP basis. A complete reconciliation of our non-GAAP results with comparable GAAP measures is included in the tables attached to today's press release.

Total GAAP costs and expenses for the quarter were $123.1 million, an increase from $112.5 million in the prior year. On a non-GAAP basis, total costs and expenses for the second quarter of 2007 were $102.7 million compared to $84.2 million for the same period of 2006.

Non-GAAP cost of product sales, which excludes amortization of product rights, was $10.2 million for the second quarter of 2007 compared to $10.9 million in the second quarter of 2006. Non-GAAP cost of product sales as a percentage of net product sales decreased to 21% in Q2 2007 from 28% in Q1 2006. The resulting increase in the gross margin percentage, and the decrease in cost of product sales, was due primarily to two factors: first, a $2.5 million charge relating to Retavase manufacturing that was taken in second quarter 2006, which negatively impacted margins in that period; and second, the sale of $0.9 million in zero-cost Retavase inventory in Q2 2007, as this inventory has been written off in Q4 2006.

On a non-GAAP basis, R&D expenses for the second quarter were $59.2 million compared to the $48.6 million reported in the same period in the prior year. These expenses reflect our ongoing investment in our pipeline and lifecycle management programs, as well as associated product development activities, such as preclinical research, drug discovery, process development and manufacturing. During the second quarter of 2007, we incurred a $1.6 million charge related to one of our former manufacturing facilities in Minnesota, which we vacated in the period, and we recorded a $1.8 million adjustment to accrue clinical trial costs incurred during 2006, which were not recorded and expensed in the year.

As part of our continuing effort to provide increased financial reporting granularity to the investment community, we are now separating selling and marketing expenses and general and administrative expenses in our financial reporting. These expenses are now broken out accordingly in the financial tables accompanying our press release for both current-year periods and prior-year comparable periods. Going forward, we will provide our financial results in this manner each period, as well as in our SEC filings.

Selling and marketing expenses reflect costs primarily in support of our commercial activities, with a small portion of our marketing activities in support of our pipeline programs. In the second quarter of 2007, non-GAAP selling and marketing expenses were $17.8 million compared to $14.0 in the same period in 2006. This increase was primarily due to increased promotional efforts and sales headcount, both primarily in support of the continued growth of our Cardene franchise.

Non-GAAP general and administrative expenses consist primarily of the traditional G&A components – including IT, finance, legal, corporate services and business development. In addition, G&A includes our clinical affairs activities, which are in support of the medical information needs of the caregiver community for primarily our commercial products. Beginning in the first quarter 2007 in connection with our 10-Q filing, we reclassified these clinical affairs costs from research and development to general and administrative, and prior-year results reflect this reclassification for comparative purposes.

In the second quarter of 2007, non-GAAP general and administrative expenses were $15.6 million compared to $10.8 million in the second quarter of 2006. This increase was attributable to higher consulting fees, including those related to our ongoing portfolio review, legal fees to enforce our intellectual property, and personnel-related costs.

Turning to net income, non-GAAP net income for the second quarter of 2007 was $35.3 million, a 76% increase from $20.1 million for the same period in 2006. On a per diluted share basis, non-GAAP net income increased to $0.30 in the second quarter of 2007 compared to $0.17 for the same period in 2006.

Our GAAP net income for the second quarter of 2007 was $15.9 million, as compared to a GAAP net loss of $7.4 million a year ago. On a per share basis, we improved to GAAP net income per diluted share of $0.13 in the second quarter of 2007 from a GAAP net loss per share of $0.06 in the comparable prior year period. In part because of our GAAP profitability in this most recent quarter, the effect of the assumed conversion of both of our convertible securities is dilutive to our earnings per share. As a result, our weighted average shares on a diluted basis assumes the conversion of these securities, and the net income for earnings per share calculation purposes excludes the impact of the interest expense on these convertible securities, which was approximately $2.9 million for the quarter.

Our cash, cash equivalents, marketable securities and restricted cash totaled $436.3 million at June 30, 2007, compared to $426.3 million at December 31, 2006. During the second quarter of this year, net cash provided by operating activities was $55.0 million, up from $40.8 million in the comparable period a year ago. For the six months ended June 30, 2007, cash flow provided by operating activities was $45.9 million, up from $43.1 million over the same period in 2006.

Capital expenditures for the three and six months ended June 30, 2007 were $37.0 million and $53.7 million, respectively, an increase from $7.4 million and $16.9 million, respectively, in the prior year. The increases in capital expenditures from the prior year were anticipated and relate to the relocation of our corporate headquarters, a move that remains on schedule to begin at the end of the third quarter of this year. Our major facilities-associated capital investments, which are principally related to the construction of our lab facilities, are expected to be largely completed by year-end 2007.

As we have previously communicated, we expect a portion of our capital expenditures this year to be offset by the proceeds from the sale of the two buildings we own at our current headquarters site in Fremont. Tied to this, we are optimistic about completing the sale of our Fremont facilities by the end of this year, and believe the cash proceeds to PDL will be approximately $20 million, prior to repaying the approximately $7 million in debt and related costs associated with these properties.

Turning to our overall financial guidance for the year, we are updating our non-GAAP net income guidance for full year 2007. Based on our solid second quarter and first half 2007 results and our outlook for the second half of the year, we are raising the bottom end of our non-GAAP net income estimate for full year 2007. Our updated guidance is $60 million to $70 million in non-GAAP net income or, on a per diluted share basis, $0.50 to $0.58 per share. We continue to be comfortable with our previously issued total revenue guidance of $450 to $500 million and the individual components of that revenue guidance. Notwithstanding the strong royalty revenues reported in the quarter, we expect to be within, and not above, our original royalty guidance for the full year of $220 million to $240 million. For total non-GAAP operating expenses, we are comfortable with and expect to be at the low end of our previously provided range of $355 million to $385 million, driven primarily by lower than originally anticipated R&D expenses. As far as the composition of total operating expenses for the three components we are now reporting, we expect the full year to be roughly consistent with the breakdown in the first half of the year. For cost of product sales, we expect to be at or slightly below our prior guidance of 25% of net product sales, translating to expected gross margins of 75% or slightly higher for the year.

Now, I’d like to take the next few minutes to address your questions related to our second quarter financials. As a reminder, each participant will be allotted one question plus a relevant follow-up question.

Operator, please begin.

Question and Answer Session

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from Joel Sendek.

Joel Sendek - Lazard Freres - Analyst

Hi, thanks. On SG&A, just a couple questions here. Tell us again how much — I just missed it — was reclassified from R&D to G&A, what the dollar amount was in the second quarter?

Andrew Guggenhime - PDL BioPharma - CFO

In the second quarter there wasn't necessarily a reclassification, Joel, because we reclassified previous periods. I can give you some context in terms what those reclassification amounts were for prior periods, if you bear with me for one second here.

Joel Sendek - Lazard Freres - Analyst

Did you reclassify in the first quarter? I didn't see that number because you did the comparable to the previous year.

Andrew Guggenhime - PDL BioPharma - CFO

Bear with me for one second here and I will get you those reclassification amounts. We did reclassify for the first quarter of 2007, and we reclassified for all previous periods presented as well. So if you look at — let me take you back to the first and second quarter of 2006 and the first quarter of 2007 — in the first quarter of 2006, it was approximately $3.2 million in costs that were reclassified out of R&D into now G&A. In the second quarter of 2006, it was approximately $2.7 million. And in the first quarter of 2007, I believe it was approximately $4 million, but I will confirm that number with you by the end of the call.

Joel Sendek - Lazard Freres - Analyst

OK, and sticking with SG&A, or actually the SG&A and the R&D non-GAAP number, if I annualize that it comes to a higher number than your full-year guidance, if that’s correct? So, I'm wondering if that suggests a slowdown in expenses in either of those lines for the second half of '07?

Andrew Guggenhime - PDL BioPharma - CFO

I think it's a fair statement. With respect to our R&D expenses you will recall there are two amounts included in our second quarter 2007 R&D expenses. One relates to approximately $1.6 million in facilities costs related to essentially the vacancy of our former manufacturing facility, for the fair value of the liability related to ongoing lease payment for that facility. That's an expense of $1.6 million in the quarter that won't recur in the third and fourth quarters of the year. Separately, we also had a $1.8 million accrual related to clinical trials with a one-time adjustment in the second quarter that is not recurring on a go-forward basis. So we do expect overall, and our guidance does reflect, those components. With respect to G&A in the second quarter, we were incurring consulting costs related to our ongoing portfolio review. We do expect that to continue into the third quarter, but not beyond. And then in addition on the G&A side, we had higher-than-ongoing legal costs related to the enforcement of our patents in terms of the European patent proceedings and our litigation toward Alexion.

Joel Sendek - Lazard Freres - Analyst

And the guidance is non-GAAP on the expense side, is that right?

Andrew Guggenhime - PDL BioPharma - CFO

Correct, yes.

Joel Sendek - Lazard Freres - Analyst

That's all. Thanks a lot.

Operator

Your next question comes from Geoff Meacham.

Geoff Meacham - JPMorgan - Analyst

Just a clarification, I guess, on your operating expense guidance. You said it's mostly due to lower R&D?

Andrew Guggenhime - PDL BioPharma - CFO

That's correct.

Geoff Meacham - JPMorgan - Analyst

OK, and then is this due to any changes, for instance, to Nuvion development or more, maybe, on preclinical side or more on manufacturing?

Andrew Guggenhime - PDL BioPharma - CFO

Geoff, a good question. You recall that on our second quarter call, Mark McCamish talked about an enhanced focus on the clinical trials with respect to the Nuvion program. There is a relationship there just in terms of our enhanced focus on the primary programs for Nuvion resulting in us spending less on some of the other programs. Overall, it did not reflect a significant shift in the timing of any particular expense or any one expense; just overall being less than anticipated from our guidance that we issued at the beginning of the year. There is no single program I would point to and say “that one” was under or behind schedule, more importantly on the last point.

Geoff Meacham - JPMorgan - Analyst

Thanks.

Operator

Your next question comes from Mark Monane.

Mark Monane - Needham & Company - Analyst

Good afternoon. Greetings from New York City. Almost a California-like day here. Tell us about Cardene sales which exceeded expectations. Do you think — is that an inventory issue? Is that the crack marketing team that is thinking about ways of extending the product life cycle of Cardene? Or how should we think about it going forward?

Andrew Guggenhime - PDL BioPharma - CFO

Mark, we do think we we’re seeing the dividends of our promotional efforts both from a sales and marketing standpoint. You will recall we slightly increased the size of our sales organization in the middle part of 2006, and I think we are seeing the benefits of that. I would also point out that Cardene, the sales in the second quarter of 2007, were positively impacted by a $3 million change in estimate with respect to returns. That's good news, because we’ve seen returns decline relative to previously estimated levels. So the increase of $16 million year-over-year is due primarily to unit growth, secondarily to the difference in change of estimates year-over-year and then, lastly, due to the price increase we implemented this year.

Mark Monane - Needham & Company - Analyst

Thank you, very much.

Operator

Your next question comes from Daniel Loeb.

Daniel Loeb - Third Point

Yes, I would like some clarification on two things. First of all, I understand that the company recently retained Merrill Lynch as an investment banker. I was wondering if you could clarify the scope of the assignment that Merrill Lynch has been retained to serve on?

Andrew Guggenhime - PDL BioPharma - CFO

Sure, Dan. Thanks for the question. We typically don't comment on financial advisors that we are using. As we have said publicly, we have retained a consulting firm to work with us in terms of our portfolio review and, at the Board level, we are evaluating our alternatives and we often utilize the services of outside advisors to do that.

Daniel Loeb - Third Point

Okay. Regarding the consulting firm, have they concluded their study of overhead and R&D spending?

Andrew Guggenhime - PDL BioPharma - CFO

They have not. It's ongoing and I think Mark can comment on that. But that work is still ongoing currently.

Mark McDade - PDL BioPharma - CEO

Dan, I will be commenting a little bit more on these issues in the second half of the call.

Daniel Loeb - Third Point

Thank you.

Mark McDade - PDL BioPharma - CEO

Thanks.

Operator

Your next question comes from Tom McGahren.

Tom McGahren - Merrill Lynch - Analyst

Hi, Andrew. Maybe you can comment on Biogen spending in the collaboration. Sounds like your guidance for licensing and other revenues is staying the same and just looking to see whether you are seeing this as an uptick or downtick with Biogen spending. Thanks.

Andrew Guggenhime - PDL BioPharma - CFO

Thanks, Tom. So our relationship with Biogen is reflected really in a couple places in our financials. In terms of the — as you know, the overall financials related to collaboration are split 50/50 — in terms of how that's reflected in our financials depends on where the underlying work is occurring. In our total operating expenses, we are reflecting the costs incurred by PDL, as well as the payments we make to Biogen Idec for our portion — our payments to them for the work they are performing on behalf of the collaboration. In addition, at the top line as you pointed out, our license, collaboration and other revenue includes essentially the reimbursement we get from Biogen Idec for their 50% of our spend. In terms of overall collaboration, moving forward on many fronts, certainly in the volociximab or M200 program, as you know initiating a couple new open-label Phase 2 trials. With respect to MS, that is down relative to last year just because of the activity this year, but we expect that uptick shortly given the launch of the SELECT trial and that's going to be reflected — not in our license collaboration or revenue line, because that work will be performed by Biogen Idec. We see overall to your question in terms of the top-line revenue, we do see a reduction in the second half of the year compared to the first, because first half of the year included accelerated revenue related to the deferred revenue that had been on the balance sheet in connection with the Roche collaboration, which collaboration terminated in April.

Tom McGahren - Merrill Lynch - Analyst

Okay. Thanks. That's helpful.

Operator

Your next question comes from Jennifer Chao.

Jennifer Chao - Deutsche Bank - Analyst

Great, thanks for taking my questions. Mark, I was wondering in the second half of the call if you could just give us a little more granularity in terms of just given what's been going on, whether or not there has been any hold back in terms of some of the R&D spend just due to ongoing Board review of prioritizations. And also if you can just give us a little bit of color in terms of Nuvion? Roughly, what percentage of spend is Nuvion on the R&D side? And when is the next data point that we should expect?

Andrew Guggenhime - PDL BioPharma - CFO

Why don't I take the first part of that question, Jenn, in terms of the percentage of R&D spend. As we began in the first quarter, we will be breaking out in more granularity in our SEC filings our spend by program, at least those that comprise 5% or more of our total R&D spend. In the second quarter of 2007, I don't have the specific percentage in front of me, but Nuvion was far and away the number one program in terms of our level of spend just given the level of activity now being higher than it’s been in previous periods as we’ve initiated the RESTORE 2 trial.

Mark McDade - PDL BioPharma - CEO

Jenn, in terms of the question on Nuvion, let’s come back to that one, as well, in the second half because I have some prepared comments on the Nuvion status.

Jennifer Chao - Deutsche Bank - Analyst

Okay, great, thanks, Mark. Any granularity you can give us will be very helpful obviously. Thank you.

Operator

There are no further questions at this time. You may go ahead with your presentation.

Mark McDade:

Thank you, operator. Thanks all and good afternoon.

As Andrew has noted, we had a solid second quarter, reporting strong top- and bottom-line performance. Our product and royalty revenues grew, respectively, over 25% and 45% ahead of the prior year quarter and we continue to steadily advance our clinical programs. Moreover, we are quite pleased with our first half non-GAAP net income performance compared to the same period in 2006 and the GAAP profitability we achieved for both the second quarter and first half of 2007, compared to GAAP losses in both of these periods in 2006. We’ve had a highly productive first half, and we are aiming to continue that momentum through the rest of ’07 and into 2008, when we believe there is a reasonable likelihood that we will report GAAP profitability for the full year based on our current business mix and overall trajectory. We’ll talk more about our longer-term outlook in the coming months, so today I’ll comment briefly on the quarter and the first half and then share updates regarding our overall business and key strategic drivers for the remainder of 2007.

Cardene is by far our largest product, and continues to grow at a steady clip, underpinning the growth and increasing operating profitability of our commercial business. Since PDL commenced marketing to US hospitals in Q2 2005, quarterly Cardene net sales have more than doubled, increasing from $16.7 million to $40.5 million in Q2 2007, confirming the terrific efforts of our hospital-based commercial sales and marketing organization. At the same time, we’ve been focused on implementing a comprehensive lifecycle management program to stem potential erosion of our key sales franchise following expiry of the US patent in November 2009. We’re confident that our two-part strategy, comprised of a potential pediatric extension as well as new product forms, will enable an extended opportunity for PDL and Cardene in the acute hypertensive crisis market.

A pediatric study will begin imminently, and once completed, is expected to add an additional six months of exclusivity under current FDA regulations. Our new Chief Medical Officer, Dr. Mark McCamish, is working closely with our team to address both the clinical and regulatory support efforts for the study in consultation with our experienced outside advisors. In addition, we believe the new formulations under our lifecycle plan will offer customers new options and further differentiate Cardene. We plan to begin to launch these new formulations late next year—that is 2008—and we’ll provide more detail on our overall program this fall.

We are also pleased with the steady growth of IV Busulfex since we acquired the product in 2005. Despite a limited label in the US, our international partners, principally Kirin in Asia and Pierre Fabre in other parts of the world, have helped to drive the overall growth of this product. The launch of a new vial formulation of IV Busulfex just this week—an important “first launch” for PDL utilizing our regulatory and marketing infrastructure—combined with expansion into new markets not currently served by distributors, such as Latin America, is expected to further extend the use of our first oncology product.

Royalty revenues reached an historic high this past quarter and for the first half of the year, thanks to the efforts of our licensees and the continued sales growth of humanized antibody products on which we receive royalties under licenses of our humanization patents. As Andrew noted, we anticipate continued strong royalty growth for full-year 2007 in the 20 to 30% range over what we saw in 2006, with the positive growth driven by the currently approved humanized antibodies. We are also excited about the potential of new antibodies for which we may receive royalties in the event of commercialization — such as UCB’s Cimzia (anti-TNF) antibody for Crohn’s disease or Roche’s Actemra (anti-IL-6) antibody for rheumatoid arthritis — to name just two of the dozens of humanized antibodies in clinical development.

But our core strategy has been to create new value by developing our own pipeline, to build a robust and sustainable stream of new products to fulfill unmet medical needs and drive revenue growth well beyond the expiry of our humanization patents at the end of 2014. I believe we have been making considerable progress, as evidenced by events of the first half:

Nuvion is moving ahead. Our lead pipeline candidate, now in phase 3, has been accelerating with the highest-ever monthly patient enrollment achieved in June, bringing us—Jenn, per your question—to approximately 80% of our enrollment target in the first of two pivotal studies. This is, thanks in good part, to the improvements we’re already seeing from the initiatives commenced by our new CMO following his February arrival. In addition, we recently initiated our second phase 3 trial for Nuvion in patients with IV steroid refractory ulcerative colitis, called RESTORE 2. And at the DDW congress in May, we presented a retrospective analysis of pooled patient data from two previous small studies that illustrated the potential long-term durability of Nuvion in patients with IVSR-UC. The analysis showed that median time to a “rescue therapy”, defined as either colectomy or use of other biologics or immunosuppressive treatments, was 310 days, a remarkable level of durability. In our view, this newest data supports a potentially new treatment paradigm in IBD, beginning in severe ulcerative colitis, provided our ongoing studies bear out these earlier data.

For daclizumab and volociximab, which are both partnered 50-50 with Biogen Idec, we continue to plan, develop and commence new programs for these phase 2 antibody programs, in multiple sclerosis and oncology, respectively. Following on the positive news we announced in March that we met the primary endpoint for the phase 2 CHOICE trial of daclizumab in MS, we have been working hard with our investigators and our partner to prepare the full data for consideration for presentation at the ECTRIMS meeting in Prague this coming October. Our joint teams are also working together to initiate the SELECT trial, a phase 2 study of daclizumab administered as monotherapy in patients with relapsing MS, which we aim to initiate later this year.

For volociximab (or M200), we and our partner are excited about starting additional studies in two new tumor types, ovarian and non-small cell lung, by the end of this year. At ASCO, we hosted an oncology roundtable to review our emerging oncology portfolio, including our lead candidate, M200, as well as earlier-stage antibodies we have in our oncology franchise, HuLuc63, our anti-CS1 antibody in phase 1 for multiple myeloma, and PDL192, a pre-clinical anti-tumor antibody whose target we have not yet disclosed. It’s gratifying to see how these proprietary antibodies derived by PDL researchers are being developed thanks to the close cooperation of leading outside experts in each of their respective disease fields. The emergence of these new antibodies demonstrates our expertise in developing unique therapies against novel targets, involving often complex and new mechanistic understanding, coupled very effectively with our historical protein chemistry and humanization strengths. Our pipeline also bears evidence of our increasing emphasis in oncology, given that the third of three monoclonal antibodies, PDL192, is expected to be in clinical-stage development in the near future. You’ll likely see continuing oncology focus over the coming years, both developmentally and commercially.

This fall, Dr. Mark McCamish, our CMO, and Dr. Richard Murray, our Chief Scientific Officer, plan to lead a broad discussion of these programs and our overall research and development efforts at a planned R&D Update scheduled to take place in New York on November 16. We’ve committed to continuously improving our clinical execution and, where feasible, meeting or even exceeding our stated clinical goals. Thanks also to Rich and Mark’s leadership and strong team efforts, a rigorous portfolio review with external advisors is underway, and we expect these efforts to further focus and improve efficiency and outcomes of our clinical activities over time. With the momentum we’re building within our development organization and the steady positive news on this front we’ve experienced in the first half, we’re optimistic about continuing to build a focused pipeline of innovative new agents. We look forward to sharing the results of our review with you at our scheduled mid-November R&D Update or sooner, should we make decisions that may directly affect our outlook and our plans.

As we’ve said repeatedly, we expect R&D costs to decline over time as a percentage of revenues, and this deceleration in spending is consistent with our aim to increase profitability while also investing in our highest priority clinical programs. This is evidenced by our increase in non-GAAP net income as a percentage of revenues, from 12% to 19%, in the first half of 2007 as compared to the same period in 2006. This is key to our current strategy of continuing to build stockholder value through sustained earnings growth, while at the same time investing in the future. As an important component of our strategy, pipeline partnerships have the potential to bring the necessary development and commercial capabilities to drive more programs forward, particularly for indications where we do not have expertise or available and experienced resources. Partnering will also free up internal resources to more rigorously focus on key programs like Nuvion and HuLuc63. So we’re aggressively pursuing this partnering approach first with ularitide, our number one partnering priority, since we believe the scope of global heart failure drug development and commercialization is beyond our existing capabilities. We are currently in very active corporate development discussions for ularitide and continue to target a partnership this year. Additionally, we’re pursuing partnering opportunities with daclizumab, to push certain indications—namely asthma and transplant—ahead that we’re currently unable to handle internally. And while we’re not setting any arbitrary timelines, we’re also underway in seeking a potential partner for whom we could manufacture an antibody in our production facility, and for partnering Nuvion in indications outside of our core focus in IBD, as this could spur development of this important new agent in a number of very large diseases.

In addition to the progress we continue to make on our portfolio review, and related to the question just asked earlier, let me provide you with an update about progress regarding our Board’s ongoing strategic business review. As we’ve stated previously, our Board takes its strategic responsibilities quite seriously, and we’ve been working with significant urgency and effort to carefully review, often with the aid of outside advisors, the three major components of PDL, namely our pipeline, our royalty stream and our commercial business. As part of this rigorous process, we’re also working to objectively define and therefore focus on PDL’s core competencies. I’d like to emphasize that we are not satisfied with the status quo and refuse to be complacent about these intensive strategic evaluations. We are committed to finding and implementing an approach that is in the best interests of all our stockholders and will drive stockholder value well before when we expect our pipeline programs to advance from the clinic to the market. Importantly, we do not make a practice of disclosing partial results from such confidential Board-related discussions, as these components of our business are complex and involve teams of PDL employees across all functions. Rest assured, however, that we will make public appropriate findings from our Board review in a well-articulated manner, at the appropriate time. The Board and management of PDL have never worked harder to deliberate and devise the clearest and most appropriate path ahead, so we appreciate your patience and believe we’ll be able to discuss with you some of these important steps along the path in the next several months.

Separately, as we just announced yesterday, the Board was also successful in recruiting a seasoned life-science investment professional, Joseph Klein III, also known as Skip, to our Board. This ended a four-month long exhaustive search process that included a number of very fine candidates. We do not currently anticipate further expansion to the size or changes to the composition of the Board of Directors. We are delighted to add Skip to our list of prominent directors and believe he brings a unique perspective as an investor and experienced professional, and significant experience and familiarity with the life sciences industry.

Finally, our planned headquarters move to Redwood City is on-track, anticipated to commence by the end of September. We expect to be fully operational there during the fourth quarter and continue to believe, in addition to the required space for our current employees, that the better configuration and improved lab facilities will positively affect the efficiency of our overall operations. We are therefore excited about the upcoming move, and believe the mid-Peninsula location, close to Stanford University’s new biotech center and a number of other biotech companies, will be an attractive permanent headquarters site for PDL, with room to grow.

In summary, we’ve had a busy and productive first half. We remain focused on what we need to do to reach our primary goal of launching exciting new drugs for patients and physicians, while providing important drugs to the market today and creating significant ongoing value for our stockholders.

Now I’d like to turn the call over to the operator for your questions regarding our overall business and strategy. Operator, please begin.

Operator

(OPERATOR INSTRUCTIONS) And your first question comes from Bret Holley.

Bret Holley - CIBC - Analyst

Yes, hi. Mark, I have a question about the IP status on humanization patents. I guess we know, it’s pretty publicly known, that 2014 is the end of the Queen patents. What is your — I think you mentioned in the past — that you might have a strategy for extending your IP in that space. Is there pending IP or planned IP we don't know about?

Mark McDade - PDL BioPharma - CEO

Well, the strategy is two-fold. We can't be specific as to potential extensions that we file product by product with some of our partners. That's the initial component of the strategy; which may give us additional time periods of data exclusivity. As we gain those extensions, we will provide updates from time to time on those. The second component of the strategy really relates to new antibody technologies that are a part of the underlying research effort that is ongoing here on daily basis. And that has already led to a number of patent filings. One of which we published on I think a little over a year ago, which will provide for extended half-life activity and we think will be proprietary and therefore would potentially lead to additional nonexclusive licensing somewhat akin to what we have done with the current humanization portfolio. So that is really the second of the two approaches that we have been undertaking. And I think if we do find useful technology from our discoveries we would intend to make them available as widely as possible — if that answers the question, Bret?

Bret Holley - CIBC - Analyst

Yes. So, the new half-life IP that issued a year ago, you haven't licensed yet? Is there plans in the near term?

Mark McDade - PDL BioPharma - CEO

We have not yet licensed, correct. We’ve published on it; I don't believe it's issued.

Bret Holley - CIBC - Analyst

Thanks very much, Mark.

Operator

Your next question comes from Phil Nadeau.

Phil Nadeau - Cowen - Analyst

Good afternoon, thanks for taking my question. First, on the new formulations for Cardene. I know you will give us more detail on those formulations this fall. Is there anything you can say now and exactly how they differ from the current formulation? Then second, how long do you think it would take you to convert the current formulation, the market from the current formulation, to the new formulation? Will you have enough time to do that before generics enter?

Mark McDade - PDL BioPharma - CEO

We do believe — let me answer the second question first. We believe that we have sufficient time to penetrate the market with the new forms of Cardene prior to patent expiry, which again is November 2009, since we will be launching as I mentioned on the call in 2008. We really, so far, are prevented from describing much more of what we are doing other than saying these are new Cardene formulations because of two reasons. So we aren't trying to be coy. Number one, we have patent work that is still ongoing and we expect to wrap up by the fall so we will be talking in more depth in the November R&D Update. And second, we have a potential competitor entering the marketplace next year and so, we’d like to present information on these formulations as late as possible, to be very candid.

Phil Nadeau - Cowen - Analyst

Okay. And one question on —ularitide. I know you mentioned you expect, or you hope to sign a partner by the end of this year. Can you remind us what your strategy is in the US? Is that open for partnership discussions or is it still an option you take it in the US yourself?

Mark McDade - PDL BioPharma - CEO

The goal is for a worldwide partnership, either in the form of one partner or two. So right now I think it's pretty clear we would — we do not intend to take the program forward ourselves in the United States in the absence of a partner. The only activity right now is the ongoing Phase 1 dose-ranging study. And we believe that is additive and necessary for moving forward in any case and that's why it's been underway.

Phil Nadeau - Cowen - Analyst

Would you have, I think you called it in the past, the end of Phase 2 meeting with the US FDA before the partner signed or allow the partner to do that?

Mark McDade - PDL BioPharma - CEO

Think it's more likely we would allow the partner to do that.

Phil Nadeau - Cowen - Analyst

Great. Thanks for taking my questions.

Operator

Your next question comes from Gabe Hoffmann.

Gabe Hoffmann - Accipiter

Good afternoon. Thanks for taking the question. I hate to be the bad guy and ask a tough question. But it's something that is out there, so I apologize in advance for doing so. There is a pretty significant shareholder that has made some pretty serious accusations against you, Mark. I was just wondering if there is — presumably the Board would be investigating such accusations? I was wondering if you could update us on the status of any such investigation by the Board and, specifically, if they’ve cleared you of those things or if you know findings they may have had, or any timeline for completing their investigation?

Mark McDade - PDL BioPharma - CEO

I can comment only a little bit. There is an ongoing investigation led by the Audit Committee of the various allegations and statements that had been made about me, and about some of the other statements that had been made publicly. I can't speak to the timing of the completion of that, but I do believe it's fair to say that any material finding would be disclosed in an appropriate forum on a timely basis.

Gabe Hoffmann - Accipiter

Great. Thanks and apologies for having to ask a tough question.

Mark McDade - PDL BioPharma - CEO

No problem, Gabe. You can ask any tough question you want.

Operator

Your next question comes from George Farmer.

George Farmer - Wachovia - Analyst

Thanks. Back to ulcerative colitis and away from tough questions. Regarding Nuvion, Mark, can you comment on your strategy to look at retreatment of IBD patients with Nuvion and whether that's important for winning registration of the drug?

Mark McDade - PDL BioPharma - CEO

Our strategy is to complete a retreatment study which is underway. And, again, I will remind the audience that we were successful in a previous study in showing that you could retreat with Nuvion, although it was a small number of patients that were retreated. So to further answer your question, we do not necessarily believe it's necessary, but we believe it's optimal for the label to include at least one retreatment with Nuvion. Our desired label would then be to commence an induction therapy, the initial treatment with Nuvion and, potentially at least on the label, be able to treat successfully once with Nuvion.

George Farmer - Wachovia - Analyst

Would that involve another Phase 3 trial?

Mark McDade - PDL BioPharma - CEO

We do not believe so. The current efforts, including our two pivotals and a separate retreatment study, we’re hopeful would allow us for that label claim.

George Farmer - Wachovia - Analyst

Okay. And have you disclosed the target for PDL192?

Mark McDade - PDL BioPharma - CEO

Not yet. We will plan on disclosing that as part of the R&D update in November. Similar reasons as to why we haven't given much detail on Cardene, namely some of our patent work is ongoing and we need to protect our assets as much as possible.

George Farmer - Wachovia - Analyst

Okay, thanks.

Mark McDade - PDL BioPharma - CEO

Thank you.

Operator

Again, if you like to ask a question, please press star-one at this time. Your next question comes from Mark Monane. Mark, please go ahead.

Mark Monane - Needham & Company - Analyst

Tough disease ulcerative colitis. Question on, please, the pediatric strategy that you have going forward. I know that you have done trials there and especially tough for the pediatric population. While you are there, there are a number of T-cell diseases that are often associated: autoimmune diseases, psoriasis, rheumatoid arthritis, lupus — either cousins or the same family as ulcerative colitis. Can you comment on strategy for Nuvion and those related diseases, please?

Mark McDade - PDL BioPharma - CEO

Sure, on the pediatric front, Mark, when another Mark, that is McCamish, joined us not too long ago, he felt that that was one of the studies that was potentially defocusing our pivotal efforts. So, while we do intend to move forward with a pediatric study, it's not likely to ensue until the 2008 time frame to allow us greater emphasis and focus and success on the ongoing pivotal studies. We do agree with your statement that UC is particularly devastating in children because if they progress and have to lose their colon, they have a lifetime ahead without one and that's an ugly scenario for kids. We are hoping to move as quickly as we can to at least add a pediatric label as a second step to getting our first label — if that answers the first component of the question?

In terms of Nuvion, other indications, the more data we generate on a preclinical basis, the more excited we get. And that’s part of why, as I mentioned just a few minutes ago, we do not believe we have sufficient resources at PDL. And, again, that speaks to some of the portfolio optimization exercises going on here to warrant PDL undertaking new studies in disease areas that are really outside of our expertise. Examples include rheumatoid arthritis, where our new animal studies are very promising. Or lupus, again, where our recent animal studies are quite promising. And so, Mark, the strategy is plain and simple: to find a large partner with whom we can work outside of inflammatory bowel disease to really optimize the future development in some exciting T-cell-implicated diseases. That's our strategy and I think the data so far, for example that we presented at DDW showing 310-day durability in terms of median activity, really does suggest a potentially new paradigm in drug treatment where you’re not treating monthly or every six weeks. You might have the option for much longer time periods or intervals between treatments and we think that will benefit patients with some of these severe forms of RA or lupus.

Mark Monane - Needham & Company - Analyst

Thanks for the added information.

Operator

Your next question comes from Joel Sendek.

Joel Sendek - Lazard Freres - Analyst

Thanks. Back to Cardene and this new formulation, I wonder, do you have any issued patents on that? If you don't, well, let me ask that first.

Mark McDade - PDL BioPharma - CEO

Do we have — there are patents that are issued related to the new formulations. And there are pending patents as well.

Joel Sendek - Lazard Freres - Analyst

And when the pending ones, if they were to issue, what kind of expiration date might they have?

Mark McDade - PDL BioPharma - CEO

Lengthy. All I can guess is that they would be considerably beyond what we expect is the overall life of Cardene, to be honest.

Joel Sendek - Lazard Freres - Analyst

Okay. Any idea whether we would find that out before a generic would hit the market?

Mark McDade - PDL BioPharma - CEO

I'm quite certain as we talk about these formulations, we will be providing more of a detailed update and answer these questions at the R&D Update when we disclose a great deal more information on this.

Joel Sendek - Lazard Freres - Analyst

Okay. That's helpful.

Mark McDade - PDL BioPharma - CEO

I think, per your question, just to be clear to you and the rest of the audience, our hope is that we slow the erosion and that we provide three- to five-year time periods where this most important franchise for us today, in terms of sales, helps us transition over to the time period when we are launching a number of other humanized antibodies. That's really how we look at it, Joel.

Joel Sendek - Lazard Freres - Analyst

OK, all right, and then, if I can ask another question on Retavase, I'm just wondering why not, given it’s a declining franchise and you’re taking some more charges this quarter or whatever, why not exit this franchise and get it off and stop struggling with it, because it seems like it's a struggle to me.

Mark McDade - PDL BioPharma - CEO

Well, based on the return reserve, yes. I think under our — as I mentioned before the review of the three components, this is clearly part of the commercial review that we are taking a hard look at, Joel. So you raised a good question and I think the management team and Board are looking at that pretty carefully. Overall, I want to remind you, though, the drug basically is supported by a good portion of our sales force and overall bears a good component of the overhead for the portfolio, which continues to be very profitable and is growing in terms of overall profitability.

Joel Sendek - Lazard Freres - Analyst

Got it. Okay, thank you.

Operator

As a reminder if you like to ask a question, press star-one. That is star-one to ask a question. And there are no further questions at this time. I would like to turn it back over to Ms. Knoefler for any closing remarks.

Mark McDade - PDL BioPharma - CEO

Before Amy does, Jenn Chao asked an earlier question, so I would like to elaborate. I think we have a presence at DDW for Nuvion specifically this fall. And I would expect that, based on the pace of enrollment for the first trial, RESTORE 1, while we won't have data this year, I would expect that hopefully by the end of the year, we’ve completed enrollment in that study. Other than that, for Nuvion, I don't believe we have any immediate data points or clinical results, but we do have other activities such as potential to present interim data for our HuLuc63 multiple myeloma antibody at or around the time of ASH. And then, in October as I mentioned just a few minutes ago, at ECTRIMS, we are hoping to present the full data set on the CHOICE results in the MS trial.

Ami Knoefler - PDL BioPharma - IR

Thank you for joining the conference call today. We look forward to seeing you at the upcoming conferences and please feel free to direct any questions to management or the IR team. We’re available to take those through the duration of the afternoon. Thank you.

Operator

This concludes today's teleconference. You may now disconnect.